Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Fourth Wave Energy, Inc.

We hereby consent to the inclusion of our report dated January 28, 2022 relating to the financial statements of EdgeMode as of December 31, 2020 and the period from inception (March 9, 2020) to December 31, 2020 in the Current Report on Form 8-K filed by Fourth Wave Energy, Inc. on February 4, 2022, and to all references to our firm included therein.

/s/ M&K CPAS, PLLC

Houston, Texas

February 4, 2022